FOR IMMEDIATE RELEASE

IMAGISTICS INTERNATIONAL ANNOUNCES CHARGES FOR RESTRUCTURING AND SEVERANCE, AND EXPENSING STOCK OPTIONS

•	Accelerating cost reduction actions to counter softness in revenue
•	Facsimile revenue decline has accelerated and copier/MFP revenue expected to grow in the low-to-mid single digit percent range in the first quarter 2005
•	Company updates guidance to adjust for charges and expensing of stock options

TRUMBULL, CT. – April 6, 2005 -- Imagistics International Inc. (NYSE: IGI) today announced charges for restructuring and severance, and that it is expensing stock options, effective January 1, 2005. The company has experienced a greater than anticipated decline in facsimile revenues in the first quarter 2005, which is expected to continue through the year. Additionally, copier/MFP revenue growth has been slower than expected in the first quarter of 2005. To counter the softness in revenue, the company is accelerating cost reduction actions, resulting in charges for restructuring and severance. As such, Imagistics adjusted its annual guidance for 2005.

The cost reduction actions include:

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Closing the National Remanufacturing Center - Imagistics is discontinuing its remanufactured product line and will cease operations at its centralized National Remanufacturing Center (“NRC”) in Milford, Connecticut. The industry shift to digital technology has resulted in a marked decrease in the customer demand for remanufactured product. The company’s analysis of the marketplace continues to confirm that customer demand for unconnected and analog remanufactured copiers is in a steady state of decline, and this attrition in demand is counter to the strategy for continued profitable growth. This action will result in a restructuring charge of approximately $1.8 million, or $0.06 per share recorded in the first quarter 2005, including employee termination benefits and other exit activity expenses. The company expects to continue to market used equipment.

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Reduction of Staff – In addition to the closing of the NRC, the company reduced staff by 100 employees in the first quarter of 2005. The company anticipates some further reductions in staff in 2005 as it continues to benefit from efficiencies expected to be achieved in large part by the implementation and utilization of its ERP system. The company estimates that severance charges for the full year 2005 will total approximately $2.4 million, or $0.08 per share, of which approximately $1.8 million or $0.06 will be recorded in the first quarter of 2005.

The company adopted SFAS 123R early and began expensing employee stock options effective January 1, 2005. The expensing of stock options is expected to reduce diluted earnings per share by approximately $0.02 in the first quarter 2005 and estimated to be in the $0.08- $0.10 range for the full year 2005. For the full year 2004, the expensing of stock options reduces diluted earnings per share to $1.35, down $0.13, from the previously reported $1.48 per share. When the company reports its first quarter 2005 results on May 5, 2005, prior periods will be restated to include the effect of expensing stock options.

Imagistics President and Chief Operating Officer, Joseph Skrzypczak, stated, “We continue to focus on our strategy to transition the company from a facsimile to a predominantly copier/MFP based business and create a more performance driven organization. We are proactively managing the business, taking aggressive actions in light of the changed dynamics of the marketplace. The cost reduction actions we announced today are a major step in achieving our goal of reducing selling, service and administrative expenses in 2005 as we move forward with realizing the benefits from the implementation of the ERP system.”

The company expects that revenue from its copier/MFP products will grow in the mid single digit percent range for full year 2005, which is less than previously estimated. Additionally, facsimile revenue experienced a decline in the first quarter 2005 greater than the 20 percent decline originally anticipated. The company believes that the inflection point where growth in copier/MFP revenue is expected to exceed the decline in fax revenue will occur at the end of 2005, later than originally anticipated. The company is accelerating cost reduction actions to counter the softness in revenue. Gross margins are expected to remain at their current robust levels. The company continues to expect that it will complete the implementation of its ERP system in 2005, and as a result, continues to target further reductions in selling, service and administrative expenses and accounts receivable as 2005 progresses.

The 2005 earnings per share guidance of $1.85-$1.90 that the company previously established did not include the effect of the aforementioned restructuring or severance charges, or the expensing of stock options, which in the aggregate are estimated to be $0.24. The company is adjusting its annual guidance to $1.61-$1.66 to reflect those impacts. Earnings are expected to be skewed to the latter part of 2005, which reflects the timing of cost reduction actions. The 2005 adjusted annual guidance represents 19-23 percent growth over 2004.

About Imagistics International Inc.

Imagistics International Inc. (NYSE:IGI) is a direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States, and in Canada and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index® and is headquartered in

Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2004 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CONTACT:

Jim Magrone

Vice President, Corporate Communications and Investor Relations

(203) 365- 2361

jmagrone@imagistics.com

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